EXHIBIT 99.1


On August 19, 1997, the Registrant issued the following press release:




                               "MAR VENTURES, INC.
                            1675 BROADWAY, SUITE 1150
                             DENVER, COLORADO 80202
                   PHONE: 303-825-3748 FACSIMILE: 303-825-3768
NEWS RELEASE
--------------------------------------------------------------------------------

Contact:                                                   FOR IMMEDIATE RELEASE
D. Scott Singdahlsen, President                                  AUGUST 19, 1997





                             Mar Ventures hires CFO

     DENVER - Mar Ventures, Inc. (NASD EBB: MRVI) today announced the hiring of Andrew P. Calerich, CPA, as chief financial officer.

     Calerich worked as a consultant and controller from 1994 to 1997 at BWAB, a private oil and gas company in Denver. From 1990 to 1993, Calerich served as corporate controller for Tipperary Corp., a public exploration and production company, handling its public filings and accounting. Calerich started his career in the corporate tax division of Arthur Andersen & Co. A certified public accountant, Calerich earned B.S. degrees in accounting and business administration from Regis College, Denver.

     "Andrew not only exceeded our expectations in his financial abilities, but in blending those abilities with experience in the oil and gas industry," D. Scott Singdahlsen, president of Mar Ventures, said. "The hiring of a CFO will allow the management and technical staff of Mar Ventures to concentrate on the identification of significant exploration opportunities."

     Mar Ventures also announced the engagement of Wheeler Wasoff, P.C. of Denver as its outside, independent accounting firm. Wheeler Wasoff, P.C. replaces Farber & Hass, P.C., Oxnard, Calif., Mar Ventures' independent accounting firm prior to the purchase of PYR Energy, LLC.

     Earlier this month, Mar Ventures completed a private offering of $1.5 million net to the company. Concurrent with the offering it purchased a 100% interest in PYR Energy, LLC, a Denver-based independent oil and gas exploration company, in exchange for 4 million shares of common stock. Following the offering, the management of PYR Energy assumed the management of Mar Ventures. Plans are underway to seek shareholder approval to change the name of Mar Ventures to PYR Energy Corporation.

     Based in Denver, Mar Ventures, Inc. uses 3-D seismic to explore for large oil and natural gas accumulations in onshore U.S. The company seeks to use advanced 3-D seismic technologies in regions in which such technologies are absent or underutilized. The company trades under the symbol MRVI on NASD's Electronic Bulletin Board.

                                      ###"